CODE OF BUSINESS CONDUCT AND ETHICS

Policy ID# [ ]

Last Edited: December 6, 2021

Purpose of Policy

Why do we have this Code?

Arcturus Therapeutics Holdings Inc. (together with its subsidiaries, “Arcturus” or the “Company”) has adopted the Arcturus Code of Business Conduct and Ethics (the “Code”) to establish and clearly communicate our standards of business conduct, our ethical principles and our expectations that each of Arcturus’ directors, officers and employees (each, an “Associate”) meets those standards and principles.

Who is subject to this Code?

This Code applies to all of Arcturus’ Associates.

Whom should I contact if I have questions or concerns about this Code?

Chief Legal Officer (“CLO”)

Key Procedural Requirements

Here are some key operational aspects of this Code. This is only a high-level summary of certain items and should not be relied upon for full guidance on compliance with this Code.

1.	Associates are empowered by the Code to stop unethical behavior and if effective, no further steps are necessary. However, if any Associate becomes aware of any violations of the Code that s/he in unable or feels powerless to stop, such Associate must report them to his/her direct supervisor, the CLO or the CEO.

2.	Associates may also anonymously alert the Company about suspicions of misconduct (including any supporting information) using the hotline provided below or contacting the Chairman of Arcturus’ Audit Committee.

3.	The Audit Committee enforces the Code by evaluating all alleged violations of the Code after all of the pertinent information has been gathered and appropriate action will be determined with the involvement of counsel.

4.	Any Associate that encounters a difficult business decision that is not addressed in the Code should consult the Company’s policies and procedures or contact his/her supervisor or the CLO.

General Policy

I.	Introduction

Ethics are important to Arcturus and its Associates. Arcturus is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

The Code has four primary functions:

•	To establish and clearly communicate our standards of business conduct, our ethical principles and our expectations;

•	To ensure that business policies and practices continue to be aligned with those standards and principles;

•	To establish responsibility for monitoring compliance; and

•	To set forth the manner in which perceived violations of ethical principles are to be reported. The Code applies to all Associates.

II.	Promoting a Positive Work Environment

Arcturus respects, values and welcomes diversity in our workforce, customers, partners and suppliers. The Company is committed to creating a supportive work environment, and each Associate, and any third party providing goods or services on the Company’s facilities (“Company Partner”), is expected to create a respectful workplace culture that is free of harassment, intimidation, bias and unlawful discrimination. The Company is an equal opportunity employer, and employment is based solely on individual merit and qualifications directly related to professional competence. The Company strictly prohibits discrimination or harassment of any kind on the basis of race, color, religion, veteran status, national origin, ancestry, pregnancy status, sex, gender identity or expression, age, marital status, mental or physical disability, medical condition, sexual orientation, gender identity or any other characteristics protected by law. We also provide reasonable accommodations to applicants and employees with disabilities to enable them to apply for and to perform the essential functions of their jobs. We are also committed to providing a safe workplace for all of Arcturus’ Associates and Company Partners and expect a productive work environment to be maintained at all times. Violence and threatening behavior are not permitted. Associates should report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs and substances (or any other substance that alters your mental state) in the workplace will not be tolerated.

III.	Compliance with Laws and Regulations

Complying with applicable laws and regulations, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All of Arcturus’ Associates and the Company’s suppliers, contractors and subcontractors, while conducting business and services as part of, and in connection with, the Company, must comply with the laws, rules and regulations applicable to the Company’s operations in the cities, states and countries in which Arcturus operates. These include, without limitation, laws covering bribery and kickbacks; fraud or theft; copyrights; trademarks and trade secrets; information privacy; insider trading; illegal political contributions; antitrust prohibitions; foreign corrupt practices; offering or receiving gifts; environmental hazards; discrimination, harassment or retaliation; occupational health and safety; false or misleading financial information; or misuse of corporate assets.

Although not all Associates and Company Partners are expected to know the details of all applicable laws, rules and regulations, it is important to know enough of those that apply to your job position, role or responsibilities, and to determine when to seek advice from supervisors, managers or other appropriate management personnel. Indeed, should you have any question(s) concerning any law, rule or regulation that may apply to your job position, role or responsibilities, you may direct them to the CLO of Arcturus, and the CLO may consult outside counsel to address your question(s).

Arcturus prohibits retaliation against any employee who seeks help from or provides truthful information to an inspector general, the Government Accountability Office, an authorized official of a law enforcement agency, a court or grand jury, a federal employee responsible for contract oversight, a member of Congress or any committee of Congress, which the employee reasonably believes is evidence of gross mismanagement of a Federal contract, a gross waste of Federal funds, an abuse of authority relating to a Federal contract, a substantial and specific danger to public health or safety, or a violation of law, rule, or regulation related to a Federal contract (including the competition for or negotiation of a contract) or which the Associate reasonably believes constitutes a known or suspected violation of securities laws or any provision of federal law relating to fraud against shareholders.

IV.	Ethics

Arcturus is committed to the ideals of uncompromising honesty and integrity and believes no individual should be deprived of basic needs and fundamental rights. As a reflection of such commitment, Arcturus is not only committed to fair employment practices and to following applicable employment law, but also has zero tolerance for slavery and human trafficking within our supply chains. Accordingly, Arcturus prohibits any form of forced labor, including slavery and human trafficking, in its supply chain, and will not conduct business with any third party that uses forced labor, including prison labor, indentured labor, bonded labor or other forms of forced labor, or that is in violation of child labor laws.

As an Arcturus Associate you are expected to adhere to the highest standards of ethics; to be honest, fair, trustworthy and ethical in dealing with each other, with stockholders and with customers, vendors and all other third parties, including governmental agencies. Moreover, you are expected to avoid any actual or apparent conflicts of interest in personal and professional relationships that may have an impact on the Company. You also must respect the rights of your fellow Associates and third parties. Your actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran’s status or disability. The Company will not condone ethical violations for the sake of personal gain, personal advantage, expediency or perceived business advantage.

Misconduct (any violation of the Code) will be addressed as it is identified with appropriate disciplinary action. Misconduct cannot be excused because it was directed or requested by another. You are expected to alert management whenever an unethical, dishonest or illegal act is discovered or suspected, as further provided for in the Code.

The following areas frequently give rise to ethical concerns. A violation of the standards contained in the Code will result in corrective action, including possible dismissal.

Should you have any questions concerning the Code, please direct them to the CLO of Arcturus. The CLO may consult outside counsel with respect to any issue relating to the Code.

V.	Conflicts of Interest

Conflicts of interest arise whenever actions are based on interests other than those of Arcturus. You must avoid any personal activity, investment or association that may interfere with using good judgment concerning Arcturus’ best interests. You may not exploit your position or relationship with Arcturus for personal gain. You should avoid even the appearance of such a conflict. For example, a conflict of interest may arise if you:

•	Cause Arcturus to engage in business transactions with relatives or friends;

•	Use information of Arcturus, a customer or supplier for your own personal gain, or the personal gain of relatives or friends;

•	Have a financial interest in Arcturus’ customers, suppliers or competitors;

•	Receive a loan or guarantee of obligations, from Arcturus or from a third party, including an employee of any governmental or regulatory agency or body that is engaged in the review or regulation of the Company’s business or an employee of any governmental, academic or research organization from which the Company has received or is seeking material funding for product development or any other aspect of the Company’s business, as a result of your position at Arcturus; or

•	Compete, or prepare to compete with Arcturus while still employed by it.

Participation in activities of a trade association, professional society, charitable institution or governmental institution on a non-compensated basis or holding a part-time public office (with or without compensation) will generally not create a conflict of interest in or violation of this Code. However, if any Associate is unsure of his or her particular situation, the CEO, CLO or the Board of Directors, as appropriate, should be consulted.

Employees who are involved in or are aware of a transaction involving any of the relationships described above, must report the transaction to the CLO or the Chief Financial Officer (“CFO”). Directors and officers shall report such transactions to the Chairman of Arcturus’ Audit Committee. All transactions between Arcturus and any employee or member of the Associate’s immediate family, or any entity in which such employee or a member of his or her immediate family has a significant financial interest, must be approved by the CLO and CFO.

Transactions described in the previous sentence between Arcturus and any director or officer or member of such person’s immediate family, or any entity in which such person or member of his or her immediate family has a significant financial interest, must be approved by the Audit Committee of the Board of Directors.

There may be other situations in which a conflict of interest may arise. If you have any questions or concerns about any situation, follow the guidance outlined in the section below on Reporting Ethical Violations.

VI.	Public Reporting of Financial and Non-Financial Information

Arcturus, as a publicly traded company, is subject to the Securities Act of 1933, the Securities Exchange Act of 1934 and numerous other laws, rules and regulations promulgated thereunder (the “Securities Laws”). The Securities and Exchange Commission (the “SEC”) requires companies to maintain disclosure controls and procedures designed to ensure that information required by the Securities Laws to be disclosed by publicly held companies is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. It is, therefore, imperative that all disclosures contained in Arcturus’ public filings and other public communications are full, fair, accurate, timely and understandable.

Every Associate who participates in the information gathering process for Arcturus’ public filings and other public communications is responsible for the timeliness and accuracy of the information contained therein. Those persons having responsibility for particular areas of Arcturus’ periodic reports such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K must report to the Board on an ongoing basis the following matters which come to their attention:

•	Deviations from or changes to the current public information available for Arcturus;

•	Changes in risks, or new risks, to Arcturus as they are identified; and

•	Changes that may affect Arcturus’ financial results.

Arcturus has established a separate Investor Relations and Fair Disclosure Policy that provides who may communicate information to the press and the financial analyst community. You should review this policy and discuss any questions that you may have with the CLO.

Associates who work in the financial department hold an important and elevated role in corporate governance. They are empowered to ensure that stockholder interests are appropriately balanced, protected and preserved. Accordingly, all financial managers are expected to uphold the following standards:

•	To provide information that is accurate, complete, objective, relevant, timely and understandable;

•	To comply with laws, rules and regulations of federal, state, provincial and local governments, and appropriate regulatory agencies;

•	To act in good faith, responsibly, with due care, competence and diligence, without misrepresenting facts or allowing their independent judgment to be subordinated;

•	To respect the confidentiality of information acquired in connection with their activities for Arcturus, except when authorized or otherwise legally obligated to disclose;

•	To share knowledge and to maintain skills needed to perform their jobs;

•	To proactively promote ethical behavior as a responsible partner among peers in the workplace and community; and

•	To achieve responsible use of and control over all assets and resources employed by or entrusted to them.

Compliance with all governmental laws, rules and regulations applicable to Arcturus is mandatory and any violations thereof are considered violations of the Code. Mistakes should never be covered up, but should be immediately fully disclosed and corrected, if possible.

If you have any questions about your duties with regard to public reporting, please ask the CLO.

VII.	Bribes and Kickbacks

A kickback or bribe includes any item intended to improperly obtain favorable treatment. Other than for modest gifts given or received in the normal course of business (e.g., coffee mugs, pens and other logoed promotional materials or business lunches), neither you nor your close relatives (for the purposes of this Code, close relatives mean an Associate’s spouse or life partner, parents, children (whether by blood or adoption), siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, and family members who live in the same household) may give gifts to, or receive gifts from, Arcturus’ customers and suppliers. Other gifts may be given or accepted only with prior approval of the CLO. In no event should you put Arcturus or yourself in a position that would be uncomfortable if knowledge of the gift was made public. Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions. Any Associate engaged in activities involving a kickback, bribe or other unlawful payment, or attempting to initiate such activities, will be subject to discipline under this Code, including suspension or termination of employment, and possible criminal proceedings. If you become aware of any actual, attempted, or alleged bribery, kickback or other unlawful payment, you must promptly report it to the CEO or CLO.

VIII.	Conducting Business with the United States

The U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments may have similar rules.

Associates and their close relatives shall not accept gifts in any form (including personal services, trips or favors, or entertainment) or loans from any person having or seeking business with Arcturus related to a government contract directed to an FDA-regulated product (including, for clarity, product candidates), if those gifts or loans would or could appear to inappropriately influence business decisions or judgments (other than noncash gifts of nominal value generally used for promotional purposes by the giver, or loans from banks or financial institutions at prevailing market rates and terms). As a rule of thumb, any gifts with value in excess of USD $100.00 will not be considered nominal.

Arcturus requires all Associates to manage their business relationships with Company suppliers, contract manufacturing organizations, contract research organizations, subcontractors, customers, competitors, regulators, funding sources and internal and external auditors with the utmost integrity. The offer or acceptance of gifts and entertainment by an Associate or an Associate’s close relative may present a conflict of interest as described herein. Gifts and entertainment must be appropriate and in line with customary business practices. Specifically, with respect to any supplier, contract manufacturing organization, contract research organization, subcontractor, customer, competitor, funding source and internal and external auditor that have or seeks business with Arcturus in connection to a government contract directed to an FDA-regulated product, no gift or entertainment should ever be offered or accepted by an Associate or an Associate’s close relative unless it:

•	is not cash,

•	is reasonable and consistent with customary business practices,

•	is not valued at more than USD $100.00

•	cannot reasonably be construed as a bribe or payoff, and

•	does not violate any law or regulation.

Absent prior written approval from Arcturus’ CLO, no gift or entertainment may ever be offered by you or your close relatives if the recipient is employed by any local, state or federal government agency. Any questions regarding these payments should be directed to the Company’s CLO.

Notwithstanding the foregoing, commercial business entertainment and transportation that is reasonable in nature, frequency and cost is permitted. Reasonable business entertainment or transportation includes, without limitation, a lunch, dinner or occasional athletic or cultural event; gifts of modest value; entertainment at authorized facilities; authorized and reasonable transportation; and traditional promotional events. Because it may not always be clear what is reasonable, you are strongly advised to consult with your manager or the CLO prior to incurring business entertainment or transportation expenses involving persons having or seeking business with Arcturus that is related to a government contract directed to an FDA-regulated product.

Advance written approval from the CLO is required before an Associate or an Associate’s close relative may accept an invitation to attend any entertainment event as the guest of a current or potential Arcturus customer, Company Partner or any other party with whom Arcturus is or is likely to engage in business related to a government contract directed to an FDA-regulated product, if the price of admission to that event is greater than USD $100.00. Advance written approval from the CLO is also required before an Associate or an Associate’s close relative may invite a current or potential Arcturus customer, Company Partner or any other party with whom Arcturus engages or is likely to engage in business related to a government contract directed to an FDA-regulated product, to any entertainment event if the price of admission to that event is greater than USD $100.00.

IX.	Conducting Business Outside of the United States and the Foreign Corrupt Practices Act

Certain Associates or other affiliates of the Company may find it necessary to interact with foreign governments or officials in the furtherance of Arcturus’ business activities. In any dealings with foreign officials, candidates, or political parties, Arcturus and its Associates, consultants, agents, subsidiaries, distributors, resellers and representatives must comply with the below.

Generally, Arcturus’ policies, the U.S. Foreign Corrupt Practices Act (the “FCPA”) and applicable foreign laws prohibit payments to, and business relationships with, government officials that could be construed as bribes or attempts to influence government behavior. Government officials may include employees of entities that are state-owned, in whole or part, public international organizations and political parties or political candidates.

You may not give, offer, promise or authorize direct or indirect payments to foreign officials for the purpose of obtaining or retaining business for Arcturus. Payments include money, gifts or anything of value and need not actually be delivered, but merely have been offered for a corrupt purpose, to violate the FCPA. It is therefore illegal and against this Code for any Associate or other representative of Arcturus to offer or give anything of value that is intended to:

•	influence any act or decision of a foreign official in his or her official capacity;

•	induce the official to violate a lawful duty of his or her position or to use his or her influence improperly; or

•	obtain an improper advantage for Arcturus.

Arcturus and individuals may face significant civil and criminal punishment in both the United States and in other countries, including imprisonment, for violating the FCPA and local laws.

Acknowledging that in certain foreign localities, payments to local government officials may be customary to expedite processes such as the granting of a business license or similarly routine governmental action, the FCPA contains a narrow exception for such payments. In every case, prior to making, promising, or offering any such payment, any Associate or affiliate of Arcturus must consult with the CLO should uncertainties arise. Furthermore, if it is determined that a payment meets this narrow exception, it must be recorded accurately by the accounting department, as it is an independent violation of the FCPA to mischaracterize any such payment in the financial records. Both the consultation with the CLO and the accounting treatment of the payment must be documented in writing.

The U.S. Treasury Department’s Office of Foreign Assets Control and the U.S. Department of Commerce’s Bureau of Industry and Security require, among other things, compliance with U.S. governmental export regulations, trade sanctions and trade embargoes. The Company may not engage in any transactions, including providing services or goods to, or acquiring services or goods from, any individuals against whom, or entities or jurisdictions against which, the United States government has imposed sanctions. All Associates are responsible for ensuring that they undertake reviews of all outside parties who do business with, or on behalf of, the Company, and the name of the outside parties must be screened against the sanctions list. Finally, all Associates and Company Partners must be screened against the applicable sanctions lists at the time of hiring, and periodically thereafter, to ensure that no Arcturus Associate or Company Partner is a sanctions target.

X.	Quality and Regulatory Compliance

Arcturus is subject to numerous international, federal and state laws concerning the design, clinical development, manufacture, distribution and promotion of its products. The Federal Food, Drug, and Cosmetic Act (the “FDC Act”) is the primary regulatory statute governing Arcturus’ activities. The FDC Act is implemented by the U.S. Food and Drug Administration (the “FDA”) through the promulgation of regulations and by the issuance of guidelines and other informal notices regarding compliance requirements. FDA regulations applicable to medical devices, biologics and pharmaceuticals encompass a wide variety of activities including: product clearance; labeling, advertising, and promotion; reporting requirements; establishment registration and product listing; current good manufacturing practices; and preclinical studies and clinical studies. Other federal agencies also have applicable laws, regulations and guidelines, as do individual state governments. Arcturus has established policies and procedures to ensure that our activities are conducted in compliance with the federal and state laws and regulations pertaining to FDA-regulated products.

In addition to legal compliance, you are required to maintain the highest ethical and scientific standards in researching and developing Arcturus’ products. Associates are further required to be scrupulously accurate in data submitted to FDA, publications, or any other party. You will adhere to all standards and procedures necessary to ensure rigorous scientific inquiry and will interact with federal and state agencies in a forthright manner designed to ensure the safe and effective use of its products. Additionally, in accordance with Arcturus’ objective, Associates are required to manufacture Arcturus’ products in a manner designed to ensure their safety, integrity, and suitability for patients, and to market and sell its products in an honest and balanced manner that provides health professionals with the information necessary to use its products appropriately. Clinical studies will be conducted in such a fashion as to safeguard the welfare of subjects and ensure the scientific integrity of the research.

Associates will maintain accurate and complete records of all data related to FDA-regulated products in order to comply with FDA regulations. This work includes research and development, preclinical and clinical studies, manufacturing, marketing, quality control and quality assurance, regulatory and other activities as determined by our Chief Scientific Officer (“CSO”) or Chief Medical Officer (“CMO”). In this capacity, Arcturus could, from time to time, possess individually identifiable health information about a study subject’s medical condition, medical history and/or treatment. It is our policy to safeguard the confidentiality of such information as required by all relevant laws and regulations, including the Health Insurance Portability and Accountability Act (“HIPAA”).

If your job responsibilities allow you access to personal health and medical information about any person (including study subjects), you are expected to comply with all applicable laws and regulations, including HIPAA, and with our policies and procedures established for the protection of such information, as well as any standard required by contract. If you have any questions regarding the treatment of health information, contact Human Resources or Arcturus’ CLO or CMO.

As part of Arcturus’ quality system, Associates are required to maintain reliable documentation. The accuracy of data in our records, including full disclosure, lack of material omission, and integrity of the data is your priority. Any Associate who alters or falsifies data, destroys or fails to maintain product related data, or omits data from records that are needed to provide full information regarding a commercial or development stage product is acting in violation of the Code. If you have questions related to quality and regulatory compliance, you should consult with your supervisor, the CMO or the CEO.

XI.	Improper Use or Theft of Arcturus Property

Every Associate must safeguard Arcturus property from loss or theft and may not take such property for personal use. Arcturus property includes such items as biological materials, chemicals, laboratory equipment and machinery, inventory, vehicles, software, computers, office equipment and supplies, as well as confidential information, such as non-public personal information about customers, customer lists and proprietary product information, to name a few. You must appropriately secure all Arcturus property within your control to prevent its unauthorized use.

XII.	Fair Dealing

No Arcturus Associate should take unfair advantage of anyone through manipulation, abuse of privileged information, misrepresentation of facts or any other unfair-dealing practice.

XIII.	Fair Competition and Antitrust Laws

Arcturus must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. Arcturus prohibits Associates and Company Partners from making false statements about competitors or their products or services and prohibits Associates and Company Partners from illegally obtaining competitors’ confidential information.

Certain discussions with competitors may be illegal under antitrust, monopoly, fair trade or cartel laws. In contacts with competitors, you must not discuss product prices, terms of sales, customers, allocation of marketplace or other competitively sensitive information. If a competitor, trade associate member, social contact, friend or acquaintance employed or working for an Arcturus competitor raises any one of the above topics, in seriousness or jest, you should object, refrain from discussing such matters and report such instance promptly to the CLO.

If you are uncertain whether a contemplated action raises unfair competition or antitrust issues, you should raise the issue with the CLO.

XIV.	Insider Trading

If an Associate has material non-public information relating to Arcturus, it is our policy that the Associate may not buy or sell any Arcturus securities or engage in any other action to take advantage of, or pass on to others, that information. Such restrictions also apply to an Associate’s spouse, minor children, persons living in the Associate’s household and certain other persons as further described in Arcturus’ separate Insider Trading Policy. This policy also applies to information relating to any other company, including our customers, partners or suppliers, obtained in the course of employment. In addition, no Associate or Company Partner, who in the course of working for or with the Company, learns of any material non-public information about a third party with which the Company does business (e.g., a customer, supplier, licensor/licensee or other third party with which the Company is negotiating a transaction, such as an acquisition, investment or sale), may trade in that third party’s securities until the information becomes public or is no longer material. This prohibition remains true even in the event that you are no longer working with or for the Company, or the Company no longer maintains a relationship with the third party. Associates should carefully review and comply with Arcturus’ separate Insider Trading Policy. Questions regarding insider trading should be addressed to the CLO.

XV.	Political Activities

Arcturus may authorize certain Associates or outside advisors to seek to influence a public official, or lobby for or against any existing or proposed legislation, regulation or interpretation of law at the local, state or federal level. Use of government funds to influence public officials is closely regulated. Unless expressly authorized, Arcturus’ Associates and Company Partners are not permitted to advocate for or against any existing or proposed legislation, regulation or interpretation of law, or to engage in negotiations of any kind (including dispute resolution) with government officials on Arcturus’ behalf.

Discussions with government officials regarding the terms of a proposed contract or the design or implementation of a specific project are permissible if done in the ordinary course of your duties pursuant to either your job description or an expressed delegation of authority by the CEO or CLO. However, explicit advanced written approval and oversight by the CEO and the CLO is required in order for you to: (i) propose at any level of government changes to any law or regulation; (ii) provide before any elected body or committee thereof testimony regarding proposed legislative changes, regulation or interpretation; (iii) provide to non-elected government officials or agencies written comments regarding proposed legislation, regulation or interpretation; (iv) challenge an interpretation requested or received by the Company during the normal course of Company business; or (v) hire on the Company’s behalf any third party to engage in any of the activities described in items (i)-(iv) above.

XVI.	Political Contributions

Arcturus’ relationship with governmental agencies and their officials and personnel in each country where Arcturus conducts business should be maintained (i) in accordance with Arcturus’ high ethical standards, (ii) in compliance with applicable legal requirements, and (iii) such that a public disclosure of such relationship would not be expected to impugn or jeopardize Arcturus’ integrity or reputation.

Business contributions to political campaigns are strictly regulated by federal, state and local laws in the United States and other countries and jurisdictions. Accordingly, Arcturus generally does not make political contributions in support of any party or candidate in any election, whether federal, state or local, except as stated in this Code. All political contributions proposed to be made with the Company’s funds must be coordinated through, and approved by, the Company’s CFO and CLO. Associates may not, directly or indirectly, or without the written approval of the CFO and CLO, use any of the Company’s funds or assets for political gifts or contributions of any kind to any political candidate or holder of any national, state, provincial or local government office or agency in the United States or any foreign country and jurisdiction. Associates may make personal contributions but should not represent that such contributions are made on the Company’s behalf. In addition, no Associates may direct, urge or require any other Associates or Company Partners to contribute to any political party, cause, organization or candidate. Arcturus will not reimburse you for political contributions, and you should not attempt to receive or facilitate such reimbursements.

XVII.	Waivers and Amendments of the Code

Any waiver of any provision of the Code for any of our directors or executive officers, or any amendment of the Code, must be approved in writing by our Audit Committee and must be disclosed to stockholders and to others, along with the reasons for such waiver, as required by applicable laws and regulations in the manner or manners required thereby. Any waiver of any provision of the Code with respect any other Associate must be approved in writing by the CLO. Waivers will be granted only as permitted by law and in extraordinary circumstances.

XVIII.	Reporting Ethical Violations

Your conduct can reinforce an ethical atmosphere and provide influence on the conduct of fellow Associates. Associates are empowered by the Code to act in situations where they have the authority or feel comfortable enough to stop unethical behavior. If the unethical behavior is prevented by your actions, then no report is necessary. However, if you are aware of any violations of the Code and feel powerless to stop them, you must report them to the CLO or to your direct supervisor. You also may contact the CEO of the Company.

If you are still concerned after speaking with the aforementioned persons or feel uncomfortable speaking with them (for whatever reason), you may contact the Chair of Arcturus’ Audit Committee at the following address:

Chair of the Audit Committee

Arcturus Therapeutics Holdings Inc.

10628 Science Center Drive,

Suite 250

San Diego, CA 92121

You may write anonymously and you should include copies of relevant documents.

Arcturus’ policy prohibits discrimination, harassment and retaliation against any Associate who in good faith provides any information or otherwise assists in any investigation or proceeding regarding any potential violation of the Code.

XIX.	Accountability for Adherence to the Code

The CLO shall report to our Audit Committee on all material issues relating to the Code. Our Audit Committee enforces the Code by evaluating all alleged violations of the Code after all of the pertinent information has been gathered and appropriate action will be determined with the involvement of counsel. If an alleged violation of the Code has been reported to it, the Audit Committee shall determine whether that violation has occurred and, if so, shall determine the disciplinary measures to be taken against any Associate who has violated the Code.

The disciplinary measures, which may be invoked at the discretion of the Audit Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, termination of employment or other relationship with us and restitution.

Arcturus is committed to upholding the Code and is supporting all Associates who aid in this endeavor. Arcturus will not tolerate any form of retaliation for reporting suspected violations of the Code. All questions and reports of known or suspected violations of the law or the Code will be treated with sensitivity and discretion. The Company will protect Associates’ confidentiality to the extent possible consistent with the law and the Company’s need to investigate questions and reports of known or suspected violations of the law or the Code.

XX.	Seeking Help and Information

This Code does not replace your responsibility for making good judgments and using common sense. It is not intended to be a comprehensive rulebook and cannot address every situation that you may face. In some areas, the Code is supplemented by additional policies that address specific topics in more detail. While the Code is designed to provide an overview of relevant subject matter, it is not as comprehensive as these supplemental policies and therefore does not supersede them or act as a substitute for reviewing each such supplemental policy. If you encounter a difficult business decision that is not addressed in the Code, you should consult the Company’s policies and procedures, or contact your supervisor or the CLO.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Code of Business Conduct and Ethics (the “Code”). The undersigned has read and understands the Code and agrees to be governed by, and to comply with, the Code at all times.

(Signature)

Name:

(Please print name)

Date: ___________________